Exhibit 99.1

FOR IMMEDIATE RELEASE                Contact:
Jack McGinnis
+1.414.906.7977
jack.mcginnis@manpowergroup.com

ManpowerGroup Reports 2nd Quarter and First Half 2017 Results

MILWAUKEE, July 24, 2017 -- ManpowerGroup (NYSE: MAN) today reported that net earnings for the three months ended June 30, 2017 were $117.0 million, or $1.72 per diluted share compared to net earnings of $115.4 million, or $1.60 per diluted share in the prior year period. Revenues for the second quarter were $5.2 billion, an increase of 3% from the prior year period.
The current year quarter included restructuring charges which reduced earnings per share by 10 cents.
Financial results in the quarter were impacted by the stronger U.S. dollar relative to several foreign currencies compared to the prior year period. On a constant currency basis, revenues increased 6% and earnings per share increased 9%. Earnings per share in the quarter were negatively impacted 3 cents by changes in foreign currencies compared to the prior year, or 4 cents excluding the restructuring charges.
ManpowerGroup Chairman & CEO Jonas Prising said, “We are pleased with our strong second quarter results. The labor markets continue to improve in Europe and across the globe, which is a good foundation for continued profitable growth as we head into the second part of 2017.
“The improving market conditions were spread across the geographies where we operate, and revenue growth was strong in a number of our countries, with our teams in France, Italy, Mexico and Poland leading the way.
“We anticipate the third quarter diluted earnings per share to be in the range of $1.90 to $1.98, which includes an estimated favorable currency impact of 2 cents,” Prising stated.
Net earnings for the six months ended June 30, 2017 were $191.4 million, or $2.80 per diluted share compared to net earnings of $187.1 million, or $2.57 per diluted share in the prior year. The year to date period included restructuring charges which reduced earnings per share by 41 cents and discrete income tax benefits in the first quarter which increased earnings per share by 19 cents. Revenues for the six-month period were $9.9 billion, an increase of 3% from the prior year or an increase of 6% in constant currency. Foreign currency exchange rates had an unfavorable impact of 6 cents per share for the six-month period.
In conjunction with its second quarter earnings release, ManpowerGroup will broadcast its conference call live over the Internet on July 24, 2017 at 7:30 a.m. CDT (8:30 a.m. EDT). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpowergroup.com/ in the section titled “Investor Relations.”
Supplemental financial information referenced in the conference call can be found at http://investor.manpowergroup.com/ .

About ManpowerGroup

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing and managing the talent that enables them to win. We develop innovative solutions for over 400,000 clients and connect 3+ million people to meaningful, sustainable work across a wide range of industries and skills. Our expert family of brands - Manpower®, Experis®, Right Management® and ManpowerGroup® Solutions - creates substantially more value for candidates and clients across 80 countries and territories and has done so for nearly 70 years. In 2017, ManpowerGroup was named one of the World's Most Ethical Companies for the seventh consecutive year and one of Fortune's Most Admired Companies, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup is powering the future of work: www.manpowergroup.com

Forward-Looking Statements
This news release contains statements, including earnings projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2016, which information is incorporated herein by reference.

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ManpowerGroup
Results of Operations
(In millions, except per share data)

	Three Months Ended June 30
			% Variance
			Amount	Constant
	2017	2016	Reported	Currency
	(Unaudited)
Revenues from services (a)	$5,174.8	$5,022.1	3.0%	5.6%
Cost of services	4,313.1	4,161.4	3.6%	6.3%
Gross profit	861.7	860.7	0.1%	2.5%
Selling and administrative expenses	667.1	664.7	0.3%	2.8%
Operating profit	194.6	196.0	-0.7%	1.4%
Interest and other expenses	10.4	10.3	1.6%
Earnings before income taxes	184.2	185.7	-0.8%	1.2%
Provision for income taxes	67.2	70.3	-4.4%
Net earnings	$117.0	$115.4	1.4%	3.4%
Net earnings per share - basic	$1.74	$1.61	8.1%
Net earnings per share - diluted	$1.72	$1.60	7.5%	9.4%
Weighted average shares - basic	67.4	71.6	-5.9%
Weighted average shares - diluted	68.0	72.3	-5.8%

(a) Revenues from services include fees received from our franchise offices of $5.8 million and $5.7 million for the three months ended June 30, 2017 and 2016, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $247.3 million and $261.2 million for the three months ended June 30, 2017 and 2016, respectively.

ManpowerGroup
Operating Unit Results
(In millions)

	Three Months Ended June 30
			% Variance
			Amount	Constant
	2017	2016	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$671.3	$725.3	-7.4%	-7.4%
Other Americas	385.6	355.7	8.3%	10.6%
	1,056.9	1,081.0	-2.2%	-1.5%
Southern Europe:
France	1,356.3	1,252.2	8.3%	11.0%
Italy	366.5	299.8	22.2%	25.2%
Other Southern Europe	412.9	379.4	8.8%	9.7%
	2,135.7	1,931.4	10.6%	12.9%
Northern Europe	1,281.7	1,322.3	-3.1%	2.3%
APME	643.4	614.6	4.7%	5.2%
Right Management	57.1	72.8	-21.6%	-19.8%
	$5,174.8	$5,022.1	3.0%	5.6%
Operating Unit Profit:
Americas:
United States	$44.6	$40.0	11.4%	11.4%
Other Americas	13.0	13.8	-6.0%	-4.6%
	57.6	53.8	7.0%	7.3%
Southern Europe:
France	70.2	67.5	4.0%	6.2%
Italy	27.6	22.8	21.0%	24.0%
Other Southern Europe	12.5	12.0	5.2%	5.9%
	110.3	102.3	7.9%	10.1%
Northern Europe	32.9	37.8	-13.0%	-9.0%
APME	23.3	22.2	4.7%	5.5%
Right Management	8.5	14.5	-41.4%	-40.9%
	232.6	230.6
Corporate expenses	(29.6)	(25.6)
Intangible asset amortization expense	(8.4)	(9.0)
Operating profit	194.6	196.0	-0.7%	1.4%
Interest and other expenses (b)	(10.4)	(10.3)
Earnings before income taxes	$184.2	$185.7

(a) In the United States, revenues from services include fees received from our franchise offices of $3.6 million for both the three months ended June 30, 2017 and 2016. These fees are primarily based on revenues generated by the franchise offices, which were $155.6 million and $170.9 million for the three months ended June 30, 2017 and 2016, respectively.

(b) The components of interest and other expenses were:
	2017	2016
Interest expense	$9.1	$9.2
Interest income	(1.2)	(0.8)
Foreign exchange losses	0.2	0.7
Miscellaneous expenses, net	2.3	1.2
	$10.4	$10.3

ManpowerGroup
Results of Operations
(In millions, except per share data)

	Six Months Ended June 30
			% Variance
			Amount	Constant
	2017	2016	Reported	Currency
	(Unaudited)
Revenues from services (a)	$9,932.0	$9,609.8	3.4%	6.1%
Cost of services	8,282.5	7,975.3	3.9%	6.7%
Gross profit	1,649.5	1,634.5	0.9%	3.5%
Selling and administrative expenses	1,327.9	1,306.8	1.6%	4.2%
Operating profit	321.6	327.7	-1.9%	0.4%
Interest and other expenses	25.3	23.0	10.2%
Earnings before income taxes	296.3	304.7	-2.8%	-0.5%
Provision for income taxes	104.9	117.6	-10.8%
Net earnings	$191.4	$187.1	2.3%	4.6%
Net earnings per share - basic	$2.83	$2.59	9.3%
Net earnings per share - diluted	$2.80	$2.57	8.9%	11.3%
Weighted average shares - basic	67.5	72.2	-6.4%
Weighted average shares - diluted	68.3	72.9	-6.4%

(a) Revenues from services include fees received from our franchise offices of $11.1 million and $10.9 million for the six months ended June 30, 2017 and 2016, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $486.4 million and $489.0 million for the six months ended June 30, 2017 and 2016, respectively.

ManpowerGroup
Operating Unit Results
(In millions)

	Six Months Ended June 30
			% Variance
			Amount	Constant
	2017	2016	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$1,332.8	$1,428.4	-6.7%	-6.7%
Other Americas	750.3	698.5	7.4%	9.6%
	2,083.1	2,126.9	-2.1%	-1.3%
Southern Europe:
France	2,493.8	2,331.0	7.0%	10.2%
Italy	660.9	562.9	17.4%	20.9%
Other Southern Europe	784.9	725.2	8.2%	9.7%
	3,939.6	3,619.1	8.9%	11.8%
Northern Europe	2,520.4	2,536.2	-0.6%	5.4%
APME	1,275.8	1,190.8	7.1%	6.5%
Right Management	113.1	136.8	-17.3%	-15.4%
	$9,932.0	$9,609.8	3.4%	6.1%
Operating Unit Profit:
Americas:
United States	$71.0	$62.8	13.1%	13.1%
Other Americas	25.4	25.4	-0.4%	2.4%
	96.4	88.2	9.2%	10.0%
Southern Europe:
France	120.3	114.7	4.9%	7.8%
Italy	45.8	38.9	17.7%	21.2%
Other Southern Europe	25.2	20.4	23.9%	25.7%
	191.3	174.0	10.0%	12.9%
Northern Europe	44.2	70.3	-37.1%	-34.6%
APME	43.4	41.5	4.6%	4.3%
Right Management	17.3	24.0	-27.9%	-27.1%
	392.6	398.0
Corporate expenses	(54.2)	(52.3)
Intangible asset amortization expense	(16.8)	(18.0)
Operating profit	321.6	327.7	-1.9%	0.4%
Interest and other expenses (b)	(25.3)	(23.0)
Earnings before income taxes	$296.3	$304.7

(a) In the United States, revenues from services include fees received from our franchise offices of $7.1 million and $7.0 million for the six months ended June 30, 2017 and 2016, respectively. These fees are primarily based on revenues generate by the franchise offices, which were $323.3 million and $331.7 million for the six months ended June 30, 2017 and 2016, respectively.

(b) The components of interest and other expenses were:
	2017	2016
Interest expense	$18.4	$18.7
Interest income	(2.2)	(1.5)
Foreign exchange losses	0.3	1.6
Miscellaneous expenses, net	8.8	4.2
	$25.3	$23.0

ManpowerGroup
Consolidated Balance Sheets
(In millions)

	Jun. 30	Dec. 31
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$573.1	$598.5
Accounts receivable, net	4,927.4	4,413.1
Prepaid expenses and other assets	120.6	121.3
Total current assets	5,621.1	5,132.9
Other assets:
Goodwill	1,291.9	1,239.9
Intangible assets, net	290.3	294.4
Other assets	781.3	759.7
Total other assets	2,363.5	2,294.0
Property and equipment:
Land, buildings, leasehold improvements and equipment	606.4	567.0
Less: accumulated depreciation and amortization	451.5	419.7
Net property and equipment	154.9	147.3
Total assets	$8,139.5	$7,574.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,172.3	$1,914.4
Employee compensation payable	192.6	208.1
Accrued liabilities	405.6	398.6
Accrued payroll taxes and insurance	664.6	649.2
Value added taxes payable	485.8	448.7
Short-term borrowings and current maturities of long-term debt	435.8	39.8
Total current liabilities	4,356.7	3,658.8
Other liabilities:
Long-term debt	454.8	785.6
Other long-term liabilities	728.6	683.4
Total other liabilities	1,183.4	1,469.0
Shareholders' equity:
ManpowerGroup shareholders' equity
Common stock	1.2	1.2
Capital in excess of par value	3,278.6	3,227.2
Retained earnings	2,420.5	2,291.3
Accumulated other comprehensive loss	(324.7)	(426.1)
Treasury stock, at cost	(2,863.6)	(2,731.7)
Total ManpowerGroup shareholders' equity	2,512.0	2,361.9
Noncontrolling interests	87.4	84.5
Total shareholders' equity	2,599.4	2,446.4
Total liabilities and shareholders' equity	$8,139.5	$7,574.2

ManpowerGroup
Consolidated Statements of Cash Flows
(In millions)

	Six Months Ended
	June 30
	2017	2016
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$191.4	$187.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	40.7	42.6
Deferred income taxes	26.1	29.8
Provision for doubtful accounts	10.0	9.2
Share-based compensation	14.8	14.9
Excess tax benefit on exercise of share-based awards	—	(0.1)
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	(258.8)	(182.8)
Other assets	36.0	62.9
Other liabilities	87.8	98.5
Cash provided by operating activities	148.0	262.1
Cash Flows from Investing Activities:
Capital expenditures	(25.5)	(30.8)
Acquisitions of businesses, net of cash acquired	(21.2)	(41.2)
Proceeds from the sale of investments, property and equipment	3.1	2.4
Cash used in investing activities	(43.6)	(69.6)
Cash Flows from Financing Activities:
Net change in short-term borrowings	(4.2)	(15.0)
Repayments of long-term debt	(0.2)	(6.0)
Payments of contingent consideration for acquisitions	(12.9)	(2.9)
Proceeds from share-based awards and other equity transactions	34.1	1.9
Other share-based award transactions	(16.3)	(3.2)
Repurchases of common stock	(115.8)	(290.5)
Dividends paid	(62.2)	(60.8)
Cash used in financing activities	(177.5)	(376.5)
Effect of exchange rate changes on cash	47.7	(0.2)
Change in cash and cash equivalents	(25.4)	(184.2)
Cash and cash equivalents, beginning of period	598.5	730.5
Cash and cash equivalents, end of period	$573.1	$546.3